Exhibit 8.1
12 March 2010

China Lodging Group, Limited	DIRECT LINE:	852 2842 9550
5th Floor, Block 57	E-MAIL	Brian.lee@conyersdillandpearman.com
No. 461, Hongcao Road	OUR REF:	BLHK/kl/320389(M#873821)
Shanghai 200233	YOUR REF:
People’s Republic of China
Dear Sirs,
China Lodging Group, Limited (the “Company”)
We have acted as special legal counsel in the Cayman Islands to the Company in connection with an initial public offering of certain ordinary shares in the Company (the “Shares”) as described in the prospectus contained in the Company’s registration statement on Form F-1 (the “Registration Statement” which term does not include any exhibits thereto) to be filed by the Company under the United States Securities Act of 1933 (the “Securities Act”) with the United States Securities and Exchange Commission (the “Commission”) on the date hereof.
For the purposes of giving this opinion, we have examined and relied upon copies of the following documents:
(i)	the Registration Statement; and

(ii)	a draft of the prospectus (the “Prospectus”) contained in the Registration Statement.
We have also reviewed and relied upon (1) the memorandum and articles of association of the Company as adopted on 18 January 2008 and thereafter amended and restated by way of special resolutions passed on 27 January 2010 and 12 March 2010 and effective immediately upon the consummation of the Company’s initial public offering and (2) such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.
We have assumed (i) the genuineness and authenticity of all signatures, stamps and seals and the conformity to the originals of all copies of documents (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken; (ii) the accuracy and completeness of all factual representations made in the Prospectus and Registration Statement and other documents reviewed by us, (iii) that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein; (iv) the validity and binding effect under the laws of the United States of America of the Registration

China Lodging Group, Limited
12 March 2010
Statement and the Prospectus and that the Registration Statement will be duly filed with or declared effective by the Commission; and (v) that the Prospectus, when published, will be in substantially the same form as that examined by us for purposes of this opinion.
We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.
On the basis of and subject to the foregoing, we are of the opinion that the statements relating to certain Cayman Islands tax matters set forth under the caption “Taxation — Cayman Islands Taxation” in the Prospectus are true and accurate based on current law and practice at the date of this letter and that such statements constitute our opinion.
We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement and further consent to the reference of our name in the Registration Statement. In giving this consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.
Yours faithfully,
CONYERS DILL & PEARMAN

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